FOR IMMEDIATE RELEASE	CONTACT:
Jim Simonton (614) 870-5014

CORE MOLDING TECHNOLOGIES REVISES ANNUAL SALES FORECAST

COLUMBUS, Ohio – July 25, 2005 – Core Molding Technologies, Inc. (AMEX: CMT) today announced that it is downwardly adjusting its annual sales forecast due to the decision of a customer to move some of its business to alternative manufacturers.

The Company has adjusted its 2005 revenue projection to a range of approximately $120 million to $122 million, down from $125 million. The company reported 2004 revenues of $111.8 million. The revised annualized forecast excludes the 2005 expected revenue of $ 6 million to $7 million from the Company’s previously announced Letter of Intent to acquire certain assets of the Cincinnati Fiberglass Division of Diversified Glass (CFG).

Yamaha, which accounted for $13.7 million of sales in 2004, has recently elected to purchase a portion of its requirements from other suppliers. Core anticipates sales to Yamaha at approximately $6 million to $7 million on an annual basis going forward.

“We believe our near term outlook continues to appear favorable,” said James L. Simonton, president and chief executive officer. “While we are disappointed whenever a customer chooses an alternative supplier, Yamaha remains an important and valued customer. We still expect that 2005 will be a record year for revenues. We expect to continue growing our business through diversification of our customer base and process capabilities and by benefiting from the general economic recovery.”

The company also stated that it continues to move forward with the CFG acquisition. Core previously announced that CFG’s fiscal year 2004 annual sales were approximately $16 million, primarily in the heavy-duty truck market.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

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